EXHIBIT 99.1

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Financial Statements
December 31, 2018

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Index
December 31, 2018 and 2017

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of
Venta de Boletos por Computadora, S. A. de C. V.

Opinion on the Financial Statements

We have audited the accompanying consolidated statement of financial position of Venta de Boletos por Computadora, S. A. de C. V. and its subsidiaries (the “Company”) as of December 31, 2017 and the related consolidated statements of comprehensive income, changes in equity and of cash flows for the years ended December 31, 2017 and 2016, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of their operations and their cash flows for the years ended December 31, 2017 and 2016 in conformity with Mexican Financial Reporting Standards.

The accompanying consolidated statement of financial position of the Company as of December 31, 2018, and the related consolidated statements of comprehensive income, changes in equity and of cash flows for the year then ended are presented for purposes of complying with Rule 3-09 of SEC Regulation S-X; however, Rule 3-09 does not require the 2018 financial statements to be audited and they are therefore not covered by this report.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

Mexican Financial Reporting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 18 to the consolidated financial statements.

PricewaterhouseCoopers, S. C.

/s/ José Carlos del Castillo Díaz
José Carlos del Castillo Díaz
Audit Partner

Mexico City, Mexico
June 28, 2018
We have served as the Company’s auditor since 1999.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Statements of Financial Position
December 31, 2018 and 2017

Amounts expressed in thousands of Mexican pesos

		December 31,
Assets	2018 *		2017
CURRENT ASSETS:
Cash and cash equivalents (Note 6)	Ps	926,422	Ps	1,779,768
Accounts receivable (Note 7)		133,686		81,849
Related parties (Note 8)		426,237		3,563
Advance payments		16,000		—
Total current assets		1,502,345		1,865,180
FURNITURE AND EQUIPMENT - Net (Note 9)		49,296		34,962
INTANGIBLE ASSETS AND OTHER ASSETS (Note 10)		14,755		14,500
DEFERRED INCOME TAX (Note 14)		6,665		17,015
Total assets	Ps	1,573,061	Ps	1,931,657
Liabilities and Stockholders’ Equity
LIABILITIES:
Suppliers	Ps	798	Ps	6,795
Sundry creditors		859,968		1,293,663
Related parties (Note 8)		17,572		21,181
Accrued liabilities		24,391		25,248
Total liabilities		902,729		1,346,887
STOCKHOLDERS’ EQUITY (Note 11):
Capital stock		21,854		21,854
Share premium		2,629		2,629
Retained earnings		629,481		554,221
Controlling shareholders’ investment in controlling interest		653,964		578,704
Non-controlling interest		16,368		6,066
Total stockholders’ equity		670,332		584,770
COMMITMENTS AND CONTINGENCIES (Notes 15 and 16)		—		—
Total liabilities and stockholders’ equity	Ps	1,573,061	Ps	1,931,657
* Not covered by auditor’s report.

The accompanying eighteen notes are an integral part of these financial statements, which were authorized for issuance on June 28, 2019, by the undersigned officers.

George Gonzalez    Jorge López de Cárdenas Ramírez
Managing Director    Administrative and Finance Director

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Statements of Comprehensive Income
For the years ended December 31, 2018, 2017 and 2016

Amounts expressed in thousands of Mexican pesos

		Year ended December 31,
		2018 *		2017		2016
Revenue for services (Note 12)	Ps	1,095,513	Ps	1,081,030	Ps	905,903
Cost of services (Note 13)		268,258		354,439		319,797
Gross profit		827,255		726,591		586,106
Operating expenses (Note 13)		153,491		144,074		145,967
Operating income		673,764		582,517		440,139
Comprehensive financing result:
Interest income - Net		(125,770)		(83,489)		(31,366)
Exchange loss (gain) - Net		879		(1,103)		739
Comprehensive financing income - Net		(124,891)		(84,592)		(30,627)
Profit before income taxes		798,655		667,109		470,766
Provisions for income taxes (Note 14):
Current income tax		223,940		201,385		132,631
Deferred income tax		10,350		(8,510)		8,535
		234,290		192,875		141,166
Net consolidated profit for the year		564,365		474,234		329,600
Other comprehensive income		—		—		—
Consolidated comprehensive income for the year	Ps	564,365	Ps	474,234	Ps	329,600
Distribution of consolidated comprehensive net income for the year:
Controlling interest	Ps	552,496	Ps	471,910	Ps	330,104
Non-controlling interest		11,869		2,324		(504)
	Ps	564,365	Ps	474,234	Ps	329,600
* Not covered by auditor’s report.

The accompanying eighteen notes are an integral part of these financial statements, which were authorized for issuance on June 28, 2019, by undersigned officers.

George Gonzalez    Jorge López de Cárdenas Ramírez
Managing Director    Administrative and Finance Director

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Statements of Changes in Stockholders’ Equity
(Note 11)
For the years ended December 31, 2018, 2017 and 2016

Amounts expressed in thousands Mexican pesos
						Retained earnings
		Capital stock		Share premium		Holding		Subsidiaries		Total		Total controlling interest		Non-controlling interest		Total
Balances at January 1, 2016	Ps	21,854	Ps	2,629	Ps	263,810	Ps	132,747	Ps	396,557	Ps	421,040	Ps	5,897	Ps	426,937
Dividends received		—		—		109,000		(109,000)		—		—		—		—
Dividends paid		—		—		(323,350)		—		(323,350)		(323,350)		—		(323,350)
Dividends paid to non-controlling interest		—		—		—		—		—		—		(1,651)		(1,651)
Comprehensive income for the year (Note 3n.)		—		—		219,234		110,870		330,104		330,104		(504)		329,600
Balances at December 31, 2016		21,854		2,629		268,694		134,617		403,311		427,794		3,742		431,536
Dividends received		—		—		128,000		(128,000)		—		—		—		—
Dividends paid		—		—		(321,000)		—		(321,000)		(321,000)		—		(321,000)
Comprehensive income for the year (Note 3n.)		—		—		285,733		186,177		471,910		471,910		2,324		474,234
Balances at December 31, 2017		21,854		2,629		361,427		192,794		554,221		578,704		6,066		584,770
Dividends received		—		—		182,000		(182,000)		—		—		—		—
Dividends paid		—		—		(477,236)		—		(477,236)		(477,236)		—		(477,236)
Dividends paid to non-controlling interest		—		—		—		—		—		—		(1,567)		(1,567)
Comprehensive income for the year (Note 3n.)		—		—		331,501		220,995		552,496		552,496		11,869		564,365
Balances at December 31, 2018 (Not covered by auditor’s report)	Ps	21,854	Ps	2,629	Ps	397,692	Ps	231,789	Ps	629,481	Ps	653,964	Ps	16,368	Ps	670,332
The accompanying eighteen notes are an integral part of these financial statements, which were authorized for issuance on June 28, 2019, by the undersigned officers.

George Gonzalez    Jorge López de Cárdenas Ramírez
Managing Director    Administrative and Finance Director

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Statements of Cash Flows
For the years ended December 31, 2018, 2017 and 2016

Amounts expressed in thousands of Mexican pesos
		Year Ended December 31,
		2018		2017		2016
Operating activities

Profit before income taxes	Ps	798,655	Ps	667,109	Ps	470,766

Items related to investing activities:
Depreciation and amortization		20,301		20,365		21,123
Interests receivable		(125,770)		(83,489)		(31,366)

Subtotal of investing activities related to items		693,186		603,985		460,523

(Increase) decrease in accounts receivable		(8,049)		12,191		(56,193)
(Increase) decrease in related parties		(426,283)		97,453		(2,752)
(Increase) decrease in advance payments		(16,000)		2,312		(962)
(Decrease) increase in suppliers and sundry creditors		(440,549)		661,373		(11,056)
Income tax paid		(267,728)		(163,510)		(168,879)

Net cash flow from operating activities		(465,423)		1,213,804		220,681

Investing activities

Investment in furniture and equipment		(29,390)		(10,499)		(25,770)
Interests collected		125,770		83,489		31,366
Investment in other assets		(5,500)		(1,723)		—

Net cash flows from investing activities		90,880		71,267		5,596

Financing activities

Dividends paid to non-controlling interest		(1,567)		—		(1,651)
Dividends paid		(477,236)		(321,000)		(323,350)

Net cash flow from financing activities		(478,803)		(321,000)		(325,001)

Net (decrease) increase in cash and cash equivalents		(853,346)		964,071		(98,724)

Cash and cash equivalents at beginning of year		1,779,768		815,697		914,421
Cash and cash equivalents at end of year	Ps	926,422	Ps	1,779,768	Ps	815,697
* Not covered by auditor’s report.

The accompanying eighteen notes are an integral part of these financial statements, which were authorized for issuance on June 28, 2019, by the undersigned officers.

George Gonzalez    Jorge López de Cárdenas Ramírez
Managing Director    Administrative and Finance Director

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

Note 1 - Company operations:

Venta de Boletos por Computadora, S. A. de C. V. (VBC), is a subsidiary of OCESA Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V., and it was incorporated on June 3, 1991 under Mexican laws, for a term of 99 years. The activities and operations of VBC and its subsidiaries (Company) have mainly the following objectives:

a.
Marketing of tickets through automated sales systems for any type of events (including but not limited to shows related to sports, musical, cultural, theater, and massive entertainment), mainly through the electronic system called “Ticketmaster”.

b.	Using, transmission, marketing or control of goods, services and databases related to the activities above mentioned, and rendering of related services.

The Company has no employees, and all administrative, accounting, legal, finance and operation services are provided by related parties.

Note 2 - Basis of preparation:

Mexican Financial Reporting Standards (MFRS)

The accompanying consolidated financial statements at December 31, 2018 and 2017, fairly meet the provisions of the MFRS to show a fair presentation of the Company’s financial position. MFRS state that the International Financial Reporting Standards (IFRS), the International Accounting Standards (IAS), the International Financial Reporting Interpretations (IFRIC) and the Standard Interpretations Committee (SIC) are a supplementary part of the MFRS when the absence of the MFRS requires it.

As of January 1, 2018 the Company adopted the following MFRS and improvements to MFRS, issued by Consejo Mexicano de Normas de Información Financiera (CINIF), which became effective as of the aforementioned date. It is considered that the MFRS and improvements to MFRS had no relevant effects over the financial information presented by the Company, except for what is mentioned in Note 2p.

2018

MFRS B-17 “Determination of fair value”. Establishes the standards for the determination of fair value and its disclosure. States that fair value should use those assumptions that market participants would use when fixing the price of an asset or liability under current market conditions at a given date, including assumptions about risk. Sets that it is necessary to consider the asset or liability being valued, whether it is monetary or if it is being used in combination with other assets or on an independent basis, the market in which the asset or liability will realize, and the proper valuation techniques to determine the fair value of assets and liabilities. Additionally, it is required to maximize the use of relevant and observable input and minimize unobservable input.

MFRS C-3 “Accounts receivable”. Establishes the valuation, presentation and disclosure standards for the initial and subsequent recognition of trade receivables and other receivables in the financial statements of an economic entity. Specifies that the accounts receivable based on a contract represent a financial instrument.

MFRS C-9 “Provisions, contingencies and commitments”. Establishes the valuation, presentation and disclosure standards for liabilities, provisions and commitments, reducing their scope to relocate the matter related to financial liabilities in MFRS C-19. The definition of liability was modified, removing the concept of “Virtually unavoidable” and including the term “Likely”.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

MFRS C-16 “Impairment of receivable financial instruments”. Establishes the valuation, accounting recognition, presentation and disclosure standards of impairment losses of receivable financial instruments.

MFRS C-19 “Payable financial instruments”. Establishes the valuation, presentation and disclosure standards for the initial and subsequent recognition of receivables, borrowings and other financial liabilities in the financial statements of an economic entity. The concepts of “Amortized cost to value financial liabilities” and the “Effective interest rate method”, based on the effective interest rate, to make such valuation are introduced. Both discounts and costs of issuance of a financial liability are deducted from the liability.

MFRS D-1 “Revenue for contracts with customers”. Establishes the valuation, presentation and disclosure standards for revenue incurred in to obtain or fulfill with contracts with customers. Establishes the most significant aspects for the recognition of revenue through the transfer of control, identification of performance obligations in a contract, allocation of the transaction price and recognition of collection rights. This MFRS removes the supplementary application of the IAS 18 “Revenue” and its interpretation as established in MFRS A-8 “Supplementary application”.

MFRS D-2 “Costs for contracts with customers”. Establishes the valuation, presentation and disclosure standards for costs arising from contracts with customers. Establishes the regulation related to the recognition of costs of contracts with customers, it also includes the accounting treatment of costs related to contracts for construction and manufacturing of capital goods, including costs related to contracts with customers. This MFRS, together with MFRS D-1 “Revenue for contracts with customers”, revokes Bulletin D-7 “Contracts for construction and manufacturing of some capital goods” and IFRIC-14 “Contracts for construction, sale and provision of services related to real state”.

Improvements to MFRS 2018

MFRS B-2 “Statement of cash flows”. It is required to disclose relevant changes, whether required or not the use of cash or cash equivalents in liabilities considered part of financing activities, preferably presenting a reconciliation of initial and end balances.

MFRS B-10 “Inflation effects”. It is required to disclose, in addition to the required above, the cumulative amount of the three previous years, which include the two previous annual periods and the annual period referred to in the financial statements.

MFRS C-6 “Property, plant and equipment”. It is cleared that the depreciation method based in revenue is not considered valid, therefore, depreciation based in activity methods are the only ones allowed.

MFRS C-8 “Intangible assets”. Establishes that the use of an intangible assets amortization method based on the income amount related to the use of such assets is not appropriate.

MFRS C-14 “Transfer and derecognition of financial assets”. Points out that the subsequent recognition of a transferred asset must be carried out based on the relative standards, eliminating the previous methodology that established that when the subsequent recognition was made at fair value the effects of the transferred asset were recognized in profit or loss.

Financial statement authorization

The accompanying consolidated financial statements and their notes were authorized for their issuance on June 28, 2019 by George Gonzalez and Jorge López de Cárdenas Ramírez, who are legally empowered to approve the financial statements and their notes thereto.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

Note 3 - Summary of significant accounting policies:

Most significant accounting policies are summarized as follows, which have been consistently applied in the reporting years, unless otherwise indicated.

The MFRS require the use of some critical accounting estimates in the preparation of the financial statements. Management judgment is also required in the process of determining the Company’s accounting policies. The areas including a higher degree of judgment or complexity and those where the assumptions and estimates are significant to the consolidated statements are described in Note 4.

a.	Consolidation

Subsidiaries

Subsidiaries are all entities over which the Company has control to direct their relevant activities, has the right (and is exposed) to variable returns from its share and has the ability to affect those returns through its power. In assessing whether the Company controls an entity, the existence and effect of potential voting rights that are currently exercisable or convertible were considered. Also, the existence of control in cases where the Company has no more than 50% of voting rights but it may decide the financial and operating policies is also assessed.

Subsidiaries are consolidated as of the date they are controlled by the Company and are no longer consolidated when the control is lost. The Company uses the acquisition method to recognize business acquisitions. The consideration of the acquisition of a subsidiary is determined based on the fair value of net transferred assets, assumed liabilities and share capital issued by the Company. The acquisition consideration also includes the fair value of such contingent amounts receivable or payable as part of the agreement. Acquisition-related costs are recognized as expenses when incurred. Identifiable acquired assets and liabilities and contingent liabilities assumed in a business combination are initially measured at their fair values at acquisition date. The non-controlling interest in the acquiree is recognized at fair value at acquisition date. The exceeding of the consideration paid and non-controlling interest in the acquiree equity over the fair value of the Company’s share in the net identifiable assets of the acquiree are recognized as goodwill. If such comparison results in a defecit, as in the case of a bargain purchase, the difference is recognized reducing the acquired non-current assets.

Transactions, balances and unrealized profit and loss resulting from transactions between the consolidated companies have been eliminated. Accounting policies applied by subsidiaries have been amended to ensure consistency with the accounting policies adopted by the Company, where necessary.

The accompanying consolidated financial statements include the figures of VBC and its subsidiaries, as mentioned below:

	Parent percentage share
Company	2018 and 2017	Main activity
Servicios Especializados para la Venta Automatizada de Boletos, S. A. de C. V. (SEVAB)	100	Rendering of administrative, technical, technological and marketing services.
ETK Boletos, S. A. de C. V. (ETK) (1)	72.5	Automated sales of tickets.

(1)	SEVAB’s direct subsidiary.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

In preparing the consolidated financial statements, audited financial statements of the subsidiaries at December 31, 2018 and 2017 and for the periods ended on those dates were used.

Transactions with non-controlling shareholders

The Company recognizes transactions with non-controlling shareholders as transactions between shareholders. When a non-controlling interest is acquired, the difference between any consideration paid and the share of the subsidiary acquired measured at their carrying amount is recorded in stockholders’ equity. Gains or losses on disposal of a share in a subsidiary that does not involve the loss of control by the Company are also recognized in stockholders’ equity.

b.	Recording, functional and reporting currency

Items included in the financial statements of each of these entities are measured at the currency of the primary economic environment in which the entities operate, i.e., its “functional currency”. The consolidated financial statements are presented in Mexican pesos, which is the Company’s reporting currency.

c.	Effects of inflation on the financial information

According to the provisions of MFRS B-10 “Inflation Effects”, as of January 1, 2008, the Mexican economy is not an inflationary environment, since cumulative inflation has been below 26% (limit to define an economy as inflationary) therefore, it has been required to discontinue the recognition of the inflation effects in the financial information. Accordingly, the figures of the accompanying consolidated financial statements at December 31, 2018 and 2017 are stated in historical Mexican pesos modified by the inflation effects on the financial information recognized up to December 31, 2007.

Inflation rates are shown below:

	December 31,
	2018 *	2017
Annual inflation rate	4.83	6.77
Cumulative inflation in the last three years	12.71	9.87
* Not covered by auditor’s report.

d.	Cash and cash equivalents

Cash and cash equivalents include cash balances, bank deposits and other highly liquid investments with minor risks by changes in value. (See Note 6).

e.	Accounts receivable

Accounts receivable are recognized when the good or service is accrued, that is, when control has been transferred in accordance with the contract entered into with customers. Accounts receivable are initially valued at the price of the transaction based on the contracts with customers and subsequently at the price of the transaction pending collection minus bonuses, discounts or refunds and the allowance for credit losses, if applicable.

When collection of accounts receivable is expected in a period of one year or less from the closing date (or in the normal operating cycle of the business if this cycle exceeds this period), they are presented as current assets. If the above is not met, they are presented as non-current assets.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

Credit balances of accounts receivable and other accounts receivable are presented as a liability. In cases where there is an intention and the legal right to offset an account receivable with an account payable, the net balance (receivable) (payable) is presented in the statement of the financial position.

Bonuses, discounts and refunds are recognized as part of the balance of accounts receivable when contractually, either at the time of sale or when certain subsequent circumstances are met, there is a right to take them. When subsequent circumstances are expected to occur, an allowance is recognized and presented as part of the net profit within the comprehensive income statement.

Existing expected credit losses, as well as differences arising from cancellation such credit losses are presented within expenses line item. Such losses are determined collectively based on the experience of the management on the payment profile of its customers.

The allowance for expected credit losses is determined considering the probability of default and the severity of the loss of accounts receivable based on the historical experience, current conditions and reasonable forecasts observed in their behavior.

Accounts that are considered uncollectible are canceled when all means of payment have been legally exhausted and/or when there is a practical impossibility of collection.

Losses generated by other accounts receivable, as well as the reversals thereof, are presented within the item to which said accounts receivable relate.

f.	Advance payments

Advance payments represent such expenditures made by the Company where the risks and benefits inherent to the goods to be acquired or services to be received have not been transferred. Advance payments are recorded at their cost and presented in the statement of the financial position as current or non-current assets, depending on the destination item. Once the goods and/or services related to advance payments are received, they should be recognized as an expense in the income statement or an asset in the statement of financial position, according to the respective nature.

Advance payments in foreign currencies are recognized at the exchange rate at the date of the transaction, without modification by subsequent fluctuations between the currencies.

g.	Furniture and equipment

At December 31, 2018 and 2017, furniture and equipment are expressed as follows: i) acquisitions subsequent to January 1, 2008, at their historical cost and ii) acquisitions until December 31, 2007 at their restated value determined by applying National Consumer Price Index (NCPI) factors to their acquisition values until December 31, 2007.

Depreciation is calculated by the straight line method based on the useful lives of the assets estimated by the Company’s management applied to the furniture and equipment values. (See Note 9).

Furniture and equipment are subject to annual impairment testing only when impairment indicators are identified. Accordingly, these are expressed at their modified historical cost, less cumulative depreciation and, in its case, impairment losses. As of December 31, 2018 and 2017 there has been no indicators of impairment.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

h.	Intangible assets and other assets

Intangible assets are recognized when they meet the following conditions: are identifiable, provide future economic benefits and the company has control over such benefits. Intangible assets are classified as follows:

•
Finite useful life: are those whose expected future economic benefits are limited by any legal or economic condition and are amortized in straight line in accordance to term of the contract and are subject to annual impairment testing when impairment indicators are identified.

•	Indefinite useful life, which are not amortized and subject to annual impairment assessment.

Intangible assets are expressed at historical cost. Consequently, those assets are stated at their historical cost, reduced from the corresponding cumulative amortization and, when appropriate, from impairment losses.

As of December 31, 2018 and 2017, there were no indicators of impairment in long-live assets of finite useful life; therefore it was not required annual tests of their recoverable values.

i.	Suppliers, sundry creditors and provisions

i. Suppliers and sundry creditors

This item includes obligations with suppliers and sundry creditors for purchases of goods or services acquired in the normal course of Company’s operations. When payment is expected in a period of one year or less from the closing date, they are presented as current liabilities. If the above is not met, they are presented as non-current liabilities.

Accounts payable from ticket sales mainly comprise the balance payable to companies promoting future events.

ii. Provisions

Liability provisions represent current obligations for past events where outflow of economic resources is possible (it is more likely than not). These provisions have been recorded based on management’s best estimation.

j.	Current and deferred income tax

Current and deferred tax is recognized as an expense in the period income, except when arising from a transaction or event that is recognized outside the period income as other comprehensive income or an item directly recognized in stockholders’ equity.

Deferred income tax is recorded based on the comprehensive asset-and-liability method, which consists of recognizing deferred tax on all temporary differences between the accounting and tax values of assets and liabilities expected to be materialized in the future at rates enacted in the tax provisions effective at the date of the financial statements. (See Note 14).

Deferred income tax identified with other comprehensive items that have not been identified as realized, is still presented in stockholders’ equity and will be reclassified to the period income statements as it realizes.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

k.	Stockholders’ equity

Capital stock, share premium, legal reserve, retained earnings and non-controlling interest are expressed as follows: i) movements done as of January 1, 2008 at historical cost, and ii) movements done before January 1, 2008 at restated values determined through the application of factors derive from the NICP up to December 31, 2007 to their originally determined values (see Note 11). Accordingly, the different stockholders’ equity concepts are expressed at modified historical cost.

l.	Share premium

The share premium represents the difference in surplus between the payment for subscribed shares and their nominal value.

m.	Other comprehensive income (OCI)

The OCI represents revenues, costs and expenses while already accrued, are pending realization which is expected in the medium term and its value may change due to changes in the fair value of assets or liabilities that gave rise to them, so it may not come to realization in part or in full. OCI is recycled when it is no longer realized and recognized as a separate component in stockholders’ equity to be recognized in net consolidated profit in the period in which the asset or liability that gave rise to take place. As of December 31, 2018 and 2017 there are no items in the OCI.

n.	Comprehensive income

The comprehensive income comprises the net income, as well as items required under specific MFRS provisions, which are shown in stockholders’ equity and do not constitute equity payments, reductions and distributions. Comprehensive income for 2018 and 2017 is expressed at historical pesos.

o.	Costs, expenses and additional line items presentation in the statement of income

The Company presents costs and expenses in the income statement under the classification criterion based on the function of items, which has as its key feature separating the cost of sales from other costs and expenses. Additionally, for a better analysis of the financial position, the Company has considered necessary to show the amount of profit separately in the income statement, because such information is a common practice in the industry the Company belongs to.

p.	Revenue recognition

Revenue from commissions on ticket sales are recognized when the tickets are sold and the commission represents a percentage of the ticket value. VBC and ETK deliver the value of tickets sold to the venue at which the event took place, within two business days after the event is finished. The amount of tickets sold in advance is recognized as a liability in favor to the venue where the event will take place.

The Company charges commissions and service fees to the automated tickets buyers. These commissions and service fees are recognized as revenue when the automated tickets are issued. The revenues for advertising that appear in the tickets and local entertainment guides are charged in advance, these fees are initially recognized as deferred revenue and customer advances in a liability in the statement of financial position and are recognized in the statement of comprehensive income as revenues using the straight-line method during the agreement term.

Revenue from the provision of tele-marketing services of incoming and outgoing telephone calls, tickets sales and databases commercialization are recognized as they are provided, and: a) the revenue amount incurred in the service provision is reliably determined, and b) the Company is likely to receive economic benefits associated to the provision of the services.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

Revenue presentation

The Company reports revenue on a gross or net basis based on management’s assessment of whether the Company acts as principal or agent in the transaction. To the extent that the Company acts as the principal, revenue is reported on a gross basis. The determination of whether the Company acts as a principal or agent in a transaction is based on an assessment of whether the Company has substantial risks and rewards for the property under the terms of an agreement. Revenues associated with the fees charged to customers in order to cover bank fees for the use of credit cards are presented in net figures.

Until December 31, 2017, the Company presented the revenue of credit card commissions recovery and the costs associated with the use thereof in a gross manner. As of January 1, 2018, as indicated in Note 1, with the adoption of MFRS D-1 “Revenue for contracts with customers” and MFRS D-2 “ Costs for contracts with customers” the Company presents revenues and costs in a net manner. In accordance with the transitional provisions in MFRS, comparative figures for 2017 and 2016 have not been restated.

As follows, the support analysis of the reclassification is included to present the cost of the credit card commissions net of the related revenues:

		2018 *
Revenue of credit card commissions recovery	Ps	165,166
Cost of commissions for use of credit card (1)		104,604

Revenue Recognized	Ps	60,562
* Not covered by auditor’s report.

(1)
Bank fees paid for the sale of tickets with credit card are recovered as part of the service price. The amounts paid are recognized in the cost of services and the amounts charged to customers for this concept are recognized as gross revenue. The reclassification presents the amount paid for banking commissions net of the amounts recognized for the recovery of credit cards.

q.	Other income allowances

Allowance for bad debts are recognized based on studies made by the Company’s Management and considered sufficient to absorb losses according policies settled down by the Company. Applications to such allowance are recognized when the practical impossibility of collection is demonstrated.

r.	Exchange gain

Transactions in foreign currencies are initially recorded at record currency applying the exchange rates prevailing at the date of their operation. Assets and liabilities denominated in such currencies are translated at the exchange rate prevailing at the date of the consolidated statement of financial position. Differences arising from fluctuations in the exchange rates between the transaction and settlement dates, or valuation at the period closing are recognized in income, as a component of the comprehensive financing result.

s.	Leasing

Leasing in which a significant portion of risks and rewards relating to the leased property are retained by the lessor are classified as operative leasing. Payments made under operative leasing are charged to income based on the straight-line method over the leasing period. As of December 31, 2018 and 2017 there are no financial leasing.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

Note 4 - Accounting estimates:

The Company perform estimates and projections about future events to recognize and measure certain financial statement items. The resulting recognized accounting estimates may differ from actual results or events. Estimates and projections that have a significant risk of giving rise to material adjustments on assets and liabilities recognized during next year are detailed below:

The Company is subject to pay income tax. Significant judgments are required to recognize the current and deferred income tax. There are many transactions and calculations for which an accurate tax determination is uncertain. The Company recognizes a liability for those matters observed during tax audits that are considered likely to result in the determination of tax additional to that originally incurred. When the final results of these processes are different from the estimated liability, the differences are recognized under deferred and/or current income tax. (See Note 14).

Note 5 - Foreign currency position:

The figures in this note are stated in thousands of US dollars (Dls.), except for exchange rates.

a.	As of December 31, 2018 and 2017, the Company had the following monetary assets and liabilities in dollars as shown as follows:

		December 31,
	2018 *		2017
Assets	Dls.	13,448	Dls.	16,753
Liabilities		(10,108)		(15,091)

Net long position	Dls.	3,340	Dls.	1,662
* Not covered by auditor’s report.

As of December 31, 2018 and 2017, the exchange rate was Ps19.65 and Ps19.66 per US dollar, respectively. At the date of issuance of the audited financial statements, the exchange rate was of approximately Ps19.14 per US dollar.

b.	The most significant foreign currency transactions carried out by the Company are summarized below:

	Year ended December 31,
	2018 *		2017		2016
Revenue	Dls.	486	Dls.	445	Dls.	584
Costs and operating expenses		4,124		2,553		2,404
* Not covered by auditor’s report.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

Note 6 - Cash and cash equivalents:
The cash and cash equivalents balance at December 31, 2018 and 2017, is mainly comprised of cash on hand, bank deposits and available demand investments, all highly liquid and subject to insignificant risks of change in value. The breakdown of this balance is shown as follows:

		December 31,
	2018 *		2017
Cash	Ps	4,018	Ps	438
Bank deposits		143,712		99,407
Available demand investments		778,692		1,679,923

Total cash and cash equivalents	Ps	926,422	Ps	1,779,768
* Not covered by auditor’s report.
As of December 31, 2018 and 2017 there were no restricted cash and cash equivalents.

High liquidity financial instruments are subject to a number of risks, mainly those pertaining to the market in which they operate, interest rates associated with the term, exchange rates and the inherent market credit and liquidity risks.

Note 7 - Accounts receivable:

Accounts receivable at December 31, 2018 and 2017 are as follows:

		December 31,
		2018		2017
		(unaudited)
Accounts receivable from sale of tickets	Ps	40,658	Ps	45,311
Recoverable income tax		61,242		17,454
Customers		18,447		13,094
Recoverable value added tax		16,585		9,955
Other accounts receivable		1,270		860

		138,202		86,674
Allowance for doubtful accounts		(4,516)		(4,825)

	Ps	133,686	Ps	81,849

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

Note 8 - Balances and transactions with related parties:

a.	The balances with related parties at December 31, 2018 and 2017 are shown as follows:

	December 31,
Accounts receivable:	2018 *		2017

Affiliates
Ocesa Promotora, S. A. de C. V. (1)	Ps	350,800	Ps	1,027
Operadora de Centros de Espectáculos, S. A. de C. V.		57,533		1,139
Ocesa Presenta, S.A. de C.V.		16,269		8
Car Sport Racing, S. A. de C. V.		1,553		21
Serinem México, S. A. de C. V.		48		842
CIE Internacional, S. A. de C. V.		25		259
Servicios Compartidos de Alta Dirección, S. A. de C. V.		9		209
Servicios Corporativos CIE, S. A. de C. V.		—		39
EDB, S.A. de C.V.		—		17
CEDECOM, S.A. de C.V.		—		2

	Ps	426,237	Ps	3,563
(1) Corresponds to loans made during the year.
* Not covered by auditor’s report.

	December 31,
Accounts payable:	2018 *		2017

Affiliates
OCESA Promotora, S. A. de C. V.	Ps	8,312	Ps	—
Servicios Administrativos del Entretenimiento, S. A. de C. V.		6,287		6,859
SAE Operación en Eventos, S.A. de C.V.		2,740		9,739
Enterteinvestments, S. A. de C. V.		197		70
Logística Organizacional para la Integración de Eventos, S. A. de C. V.		34		—
Servicios Corporativos CIE, S. A. de C. V.		2		—
Ideas, Eventos y Marketing, S.A. de C.V.		—		3,015
Make Pro, S. A. de C. V.		—		1,226
Futbol del Distrito Federal, S. A. de C. V.		—		252
Administradora Mexicana de Hipódromo, S. A. de C. V.		—		20

	Ps	17,572	Ps	21,181
* Not covered by auditor’s report.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

b.	During the years ended on December 31, 2018, 2017 and 2016, the Company carried out the following operations with related parties:

	Year ended December 31,
Income:	2018 *		2017		2016

Affiliates
Commissions and charges from ticket sales	Ps	90,224	Ps	72,380	Ps	62,120
Sponsorship income		23,370		20,370		18,700
Interest earned		21,567		273		598
Other income		10,383		2,574		—

Costs and Expenses:

Affiliates
Personnel and administrative services	Ps	132,611	Ps	118,501	Ps	106,965
Lease of properties		11,520		10,907		10,412
Corporate fees		10,154		9,837		10,099
Sponsorship commissions		2,732		1,962		1,976
SKY Television services		6		—		—
Other expenses		3,887		6,925		9,999

Subsidiaries
Administrative Expenses		2,503		—		—

Stockholders
Communication services		6,582		6,112		6,664
Royalties		4,873		4,745		4,025
* Not covered by auditor’s report.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

Note 9 - Furniture and equipment:

The investment in furniture and equipment at December 31, 2018 and 2017 is as follows:

		December 31,			Annual depreciation or amortization rate (%)
	2018 *		2017

Computer and peripheral equipment	Ps	225,114	Ps	201,748	30
Furniture and office equipment		10,762		8,765	10
Leasehold improvements		9,722		8,115	5
Transportation equipment		7,128		5,056	25

		252,726		223,684

Accumulated depreciation		(203,430)		(188,722)

	Ps	49,296	Ps	34,962
* Not covered by auditor’s report.

Depreciation recorded in the statement of income for 2018, 2017 and 2016 amounts to Ps15,056, Ps15,790 and Ps13,568, respectively, and is recognized in the cost of services and operating expenses.

There are fully depreciated assets in the amount of Ps174,730 and Ps163,836 at December 31, 2018 and 2017, respectively.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

Note 10 - Intangible assets and other assets:

Intangible assets and other assets at December 31, 2018 and 2017 are as follows:

		December 31,			Annual amortization rate (%)
	2018 *		2017

Access rights and ease to properties - Net	Ps	30,555	Ps	26,918	Various
E-Ticket Brand		10,140		1,900	10
Non-compete agreement - ETK		5,600		5,600	20
EDB-Ticket Software		1,900		6,716	10
		48,195		41,134
Accumulated amortization		(34,020)		(28,362)
		14,175		12,772
Other assets		580		1,728
	Ps	14,755	Ps	14,500
* Not covered by auditor’s report.

Amortization recorded in the statement of income for 2018, 2017 and 2016 amounts to Ps5,245, Ps4,575 and Ps7,555, respectively, and is recognized in the cost of services and operating expenses.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

Note 11 - Stockholders’ equity:

a.	Capital stock

As of December 31, 2018 and 2017, the Company’s capital stock is comprised of 21,854,275 common, nominative shares, with a par value of one Mexican peso each, and are classified in two series as shown:

Number of shares	Description		Amount
17,975	Series “A” shares, comprising the minimum fixed capital stock without withdrawal rights	Ps	18
32,025	Series “B” shares, comprising the minimum fixed capital stock, without withdrawal rights		32
50,000	Subtotal of capital stock without withdrawal rights		50
10,529,241	Series “A” shares, comprising the variable portion of capital stock, with an unlimited maximum		10,529
4,095,148	Series “A-1” shares, comprising the variable portion of capital stock, with an unlimited maximum		4,095
7,179,886	Series “B” shares, comprising the variable portion of capital stock, with an unlimited maximum		7,180
21,804,275	Subtotal variable capital stock		21,804
21,854,275	Capital stock	Ps	21,854

b.	Retained earnings

Net income is subject to the legal requirement that at least 5% of the income for each year is intended to increase the legal reserve until it is equal to one fifth of the amount of the capital stock. As of December 31, 2018 and 2017 the Company owns a legal reserve of Ps7,223.

Dividends to be paid will be free from income tax if they come from net tax profit account (CUFIN by its Spanish acronym). Any dividends paid in excess of CUFIN and CUFINRE will cause a tax equivalent to 42.86%. The current tax is payable by the Company and may be credited against its current income tax of the year or the year on which it is paid. The remaining amount may be credited in the following two fiscal years against the tax of the year or against the provisional payments. Dividends paid coming from profit previously taxed by income tax will not be subject to tax withholding or additional tax payment. Income tax law sets the obligation of keeping CUFIN with profit generated up to December 31, 2013, and starting another CUFIN with profit generated from January 1, 2014.

In adopted resolution by the stockholders at July 25, 2018, agreed to declare and pay dividends in the amount of Ps477,236, on which Ps73,490 were not from CUFIN and a tax of Ps31,496 was accrued.

In adopted resolution by the stockholders at August 22, 2017, agreed to declare and pay dividends in the amount of Ps321,000, on which Ps101,727 were not from CUFIN and a tax of Ps30,518 was accrued.

In the event of a capital reduction, according to the Income Tax Law, any excess of stockholders’ equity over capital contributions account should be accorded the same tax treatment as dividends. As of December 31, 2018 and 2017 the capital contributions account amounts to Ps31,596 and Ps30,143, respectively.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

Note 12 - Revenue analysis:
The analysis of the nature of revenue at December 31, 2018, 2017 and 2016 is shown as follows:

	Year Ended December 31,
	2018 *		2017		2016
Revenue:

Ticketing charges	Ps	965,181	Ps	899,872	Ps	713,170
Recovery of credit card commissions		60,562		135,108		109,377
Advertising		23,370		20,370		18,700
Implementation of services		869		1,690		927
Entertainment guide		—		7,220		17,175
Others		45,531		16,770		46,554

Total revenue	Ps	1,095,513	Ps	1,081,030	Ps	905,903
* Not covered by auditor’s report.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

Note 13 - Costs and expenses analysis:

The analysis of the nature of relevant costs and expenses at December 31, 2018, 2017 and 2016, is shown as follows:

	Year ended December 31,
	2018 *		2017		2016
Costs:

Professional services	Ps	59,604	Ps	46,399	Ps	46,834
Administrative services		45,404		35,877		31,058
Commissions		41,008		149,795		142,557
Advertising		13,520		14,203		10,550
Tickets		11,832		13,418		10,145
Computing services		11,148		11,523		7,875
Leasing		7,439		8,016		1,999
Royalties		4,873		4,946		5,009
Non-capitalizable assets		3,159		1,486		4,118
Maintenance		1,967		1,107		1,488
Entertainment guide		1,792		9,590		10,524
Others		47,830		38,965		27,745

Subtotal of costs		249,576		335,325		299,902
Depreciation and amortization		18,682		19,114		19,895

Total costs	Ps	268,258	Ps	354,439	Ps	319,797

Expenses:

Administrative services	Ps	127,150	Ps	101,810	Ps	100,885
Leasing		12,114		11,675		12,679
Corporate fees		10,097		9,408		9,412
Computing services		261		21		73
Others		2,250		19,909		21,690

Subtotal of expenses		151,872		142,823		144,739

Depreciation and amortization		1,619		1,251		1,228

Total expenses	Ps	153,491	Ps	144,074	Ps	145,967
* Not covered by auditor’s report.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

Note 14 - Income Tax:

i.
In 2018, 2017 and 2016, the Company determined a combined tax profit of Ps746,466, Ps671,283 and Ps442,103, respectively. The tax income differs from the accounting income, mainly in such items cumulative by the time and deducted differently for accounting and tax purposes, by the recognition of the inflation effects for tax purposes, as well as such items only affecting either the accounting or tax income.

ii.	The reconciliation between the statutory and the effective income tax rates is shown below:

	Year ended December 31,
	2018 *		2017		2016

Profit before income	Ps	798,655	Ps	667,109	Ps	470,766
Income tax statutory rate		30%		30%		30%

Income tax at statutory rate		239,597		200,133		141,230

Plus (less) effect of the following permanent items on the income tax:
Effects of inflation		(8,318)		(9,400)		(2,728)
Non-deductible expenses		1,163		1,533		2,566
Other items		1,848		609		98

Income tax at current rate	Ps	234,290	Ps	192,875	Ps	141,166

Effective income tax rate		29%		29%		30%
* Not covered by auditor’s report.

iii.	At December 31, 2018 and 2017, the main temporary differences on which deferred income tax was recognized, are analyzed as follows:

		December 31,
	2018 *		2017

Furniture and equipment	Ps	(4,506)	Ps	8,726
Intangible assets and other assets		7,477		16,137
Provisions and estimations		19,246		31,853

		22,217		56,716

Applicable income tax rate		30%		30%

Deferred income tax asset	Ps	6,665	Ps	17,015
* Not covered by auditor’s report.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

Note 15 - Commitments:

a.
VBC Offices. The Company has signed agreements with OCESA, an affiliate company, to use spaces and provide cleaning and security services in these places located into Palacio de los Deportes in Mexico City. The agreement gives to VBC the usage of the facilities, offices and call center. VBC pays monthly to OCESA a fixed amount. In addition, VBC signed a leasing agreement with a legal entity to use a property located in the Guadalajara, Jalisco which it uses for its offices and call center, for which VBC pays a monthly fixed income. This payment is updated annually according to the NCPI.

b.
As part of its business activities, VBC and ETK are engaged in the distribution and sale of tickets to certain artistic events to be conducted in the following year, in exchange for which they receive amounts from third parties for the purchase of tickets for said events. The companies hold those amounts in cash, so that if the events in question are not held, the amounts are returned in accordance with the applicable legal provisions. At December 31, 2018 and 2017, cash and cash equivalents included deposits received from third parties for the acquisition of future event’s tickets totaling Ps800,808 and Ps1,227,970, respectively.

c.
Ticketmaster Brand and System. VBC has signed with Ticketmaster Corporation (TM Corp) license agreements for the usage of the TicketMaster brand and system, expiring on March 31, 2015, and for which it pays an annual royalty fixed fee expressed in dollars, this agreement was renewed for a period of three years, ending on March 31, 2018, date on which an extension to the term of said contract was agreed to March 31, 2019. At the date of issuance of this financial statements the expiring date was extended to June 2019.

d.
ETK Offices (Querétaro). ETK signed with Corporativo Constructivo YMG, S. A. P. I. de C. V., a services agreement on October 1, 2017 for ten years, with validity until October 1, 2027 to perform the ETK´s activities mainly its corporate and administrative services. In the execution of the agreement, ETK pays a monthly fixed amount to Corporativo Costructivo YMG, updated annually in the same proportion of the NCPI.

e.	Leasing agreements

The Company has entered into several operating leasing agreements of properties. The Company recognized leasing costs for approximately Ps11,712, Ps7,356 and Ps7,078 for the 12 months ended at December 31, 2018, 2017 and 2016, respectively.

The following table shows the future minimum payments:

Year		Amount

2019	Ps	13,502
2020		14,123
2021		10,368
2022		1,631
2023		1,706

Note 16 - Contingencies:

a.
Under the provisions of the Income Tax Law, parties carrying out operations with related parties, either resident in Mexico or abroad, are subject to tax limitations and obligations related to the determination of transfer pricing, which must be similar to those agreed with unrelated parties in comparable transactions.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

In the event of the tax authorities review the prices and conclude that those are not in line with the provisions of the Law, they could require besides the collection of the tax and corresponding accessories (restatements and surcharges) fines of up to omitted taxes, which could be up to 100% over its amount.

b.
The Company regularly contracts the services of specialists in areas such as security, cleaning, access control, production, assembling and other similar services required to conduct its business activities, and it enters into multiple agreements with third parties agreeing to develop activities for the Company. Under the provisions of the labor legislation and recent amendments thereto on the subject of social security, some of the subcontractors or workers of these service providers may take steps in order for the Company to be considered the beneficiary of those services or liable for possible related contingencies.

The Company has entered into agreements where set up that there are no work relationship between subcontractors and/or employees of these service providers or third parties and the Company, and in those agreements the service providers are committed (guaranteeing in most times) to hold the Company harmless or to provide an indemnity for any liability imposed, thereby in accordance with Company’s labor advisors, is not necessary to reserve amounts to address these actions, which are the responsibility of third parties.

c.
Federal Attorney’s Office of Consumer (PROFECO for its acronym in Spanish) regularly calls the Company when consumers of their services do not consider that the conditions offered are met and complain into this office. Sometimes the PROFECO has imposed fines for alleged violations of administrative procedures or to the related law. As of the date of issuance of the financial statements, there are conciliatory proceedings into the PROFECO. At the date of the financial statements, the Company has not suffered any damages from those complaints and in litigation of those complaints, the resolutions imposed have been settled, therefore, in the opinion of the Company advisors, these matters do not represent a material contingency, and it is very unlikely that any of those amounts will be payable, or where appropriate, that the above criteria under which the Company was never condemned to these causes could be opposite.

d.
On July 24, 2012, the Procedures General Department of PROFECO issued a sanction to VBC for an alleged violation of article 10 of the Consumer Protection Law, as it considers that marketing and sale of the service denominated “La Guía” is an unfair practice for consumers, and therefore imposed a Ps1,690 fine and instructed the Company to stop marketing “La Guía” as it has so far. A motion for review was filed against said resolution, and on October 25, 2012, the Procedures General Department declared the company’s grievances unfounded.

In light of the foregoing, on January 21, 2013, VBC filed an annulment motion against the resolution that confirmed the sanction and the eighth Regional Metropolitan Chamber of the Federal Tax and Administrative Court received the motion for annulment and declared the validity of the ruling questioned.

VBC then filed a motion for review on January 10, 2014, as a result of which the tenth Collegiate Court for Administrative Matters of the First Circuit granted the appeal to VBC on November 21, 2014 and declared invalidity the contested decision due to inconsistencies by the authorities in the procedure for the determination of the penalty, but without ruling on the merits.

However, in order to obtain a ruling on the merits, a motion for direct protection was filed requesting the Federal Court to consider the legality of the actions of VBC. On July 1, 2015, the Second Collegiate Court declared the nullity of the contested decision in considering that the fine imposed on VBC was unduly founded and motivated. VBC filed a direct motion in order to obtain the authority’s pronouncement that the manner of commercialization of “La Guía” does not violate the provisions of the Federal Consumer Protection Law.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

Due to the above, PROFECO issued a new resolution issuing a fine for the amount of Ps750 which was challenged on September 12, 2016, through a new annulment motion interposed in the Regional Metropolitan Chamber of the Federal Tax and Administrative Court.

On September 12, 2016 filed again an annulment motion (SECOND JUDGMENT) on the Common Parts Office for the Metropolitan Regional Rooms of the Federal Court of Administrative Justice, which was turned over to the Tenth Metropolitan Regional Court with file number 23310/16-17-10-7 and admitted the next day.

By judgment dated December 12, 2016, it decided to declare the validity of the contested decision when it was determined by the Chamber that the way in which the Guide was marketed through pre-selected boxes violated the provisions of Article 10 of the Federal Law on Protection of Consumer.

Against the above, a motion for direct protection was again filed, which again was turned over to the Tenth Collegiate Court in Administrative Matters who decided to confirm the ruling issued within June 23310/16-17-10-7; however, it is still pending that PROFECO will promote the declaration of finality of the ruling of December 12, 2016 of the Federal Court of Administrative Justice so that it may subsequently be enforceable.

Therefore, the trial is concluded because there is no legal means of defense that can be filed; however, it is pending that PROFECO will promote the declaration of finality of the judgment dated December 12, 2016 of the Federal Court of Administrative Justice so that the fine by VBC can subsequently be executed and paid.

OCESA and VBC are regularly called by PROFECO when the consumers of their services consider that the conditions offered to them are not fulfilled and they present complaints to this dependent, which imposes fines for alleged violations of administrative procedures or the law of the matter. To this date, 2 conciliation proceedings have been filed with PROFECO. In addition, OCESA is a party to 7 cases of nullity followed in the federal court of administrative justice, where fines or penalties are imposed, ranging from Ps1 to Ps18 and collectively all of them totaling Ps48. For its part, VBC has demanded the nullity of 7 consecutive trials before the federal court of administrative justice whereby it imposes fines or penalties imposed ranging from Ps2 to Ps22 and altogether all add up to the amount of Ps80 . To date, none of the companies have suffered any damage for these complaints and in all similar processes in which they have been litigated the sanctions have been acquitted, so in the opinion of the company’s advisors these issues do not represent a material contingency and it is probable that the amounts for the sanctions imposed are enforceable or the criterion sustained by the courts, by which the Company is not condemned, is reversed.

e.
The Society of Authors and Composers of Mexico sued the promoter of the theater play “Amor Eterno”. The judicial declaration mainly states that there is no authorization to carry out the premiere to the public and the subsequent presentation season of that play, since the communication and/or exhibition and/or public performance of musical works interpreted have not been authorized and, therefore, tickets must not be sold. As VBC is the commercializing company of the access tickets to this theater play, this was called for the sued as a third party of the trial, being that VBC is completely alien and does not participate in any way in the exhibition or public communication, execution or staging of the aforementioned play nor in public communication, exhibition or performance of the musical works which will be performed, and in compliance with the court order VBC has refrained from selling tickets for that event. In the opinion of our external advisors, there is no existence of any contingency nor potential issue that could affect the Company.

f.
During 2017, ETK promoted a commercial executive judgment against Alejandro Suárez Poumain, for the lack of payment of the amount of the promissory note subscribed by the latter, in the amount of Ps 961, in the seizure proceeding it was established that the address indicated in the credit title is no longer corresponded to the defendant, reason why, it was not possible to perform the garnishment procedure. Investigations were also conducted on the existence of assets of the defendant from which, it emerged that there are no assets in the name of the defendant. Currently, the court has turned to various government agencies to locate the defendant’s address. There is no existence of any material contingency that could affect the Company.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

On intellectual property and copyright matters

a.
VBC filed a request for an administrative declaration of the violations on trade matter committed by Wal-Mart de México, S. A. B. de C. V. (Wal-Mart) related to the improper use of “La Guía del Entretenimiento” copyrights, into the newspaper publications and guide section, where its counterclaim Wal-Mart requested that VBC’s copyrights be declared invalid.

The National Institute of Copyright (INDAUTOR for its acronym in Spanish) determined as a legal the VBC action and denied the counterclaim of Wal-Mart, a decision that was challenged by Wal-Mart before the Federal Court of Fiscal and Administrative Justice, who dated September 13, 2012, ruled in favor of VBC, recognizing the validity of the resolution issued by the INDAUTOR, that confirmed that the reservation of rights to the exclusive use of the title “La Guía del Entretenimiento” was properly executed. Not satisfied with that resolution Wal-Mart filed a request for direct legal protection against that judgment, and on May 7, 2013, VBC answered as third party injured in the defense protection motion. On March 3, 2014, VBC offered additional evidence. On October 6, 2014 the authority issued a statement denying support and protection to Wal-Mart. On October 20, 2014 the judgment became final, without prejudice to the decision that denies the nullity of the reservation of law on “La Guía del Entretenimiento”.

On May 28, 2015, the Mexican Industrial Property Institute (IMPI for its acronym in Spanish) declares the violation on trade matter under section VIII of Article 231 of the Federal Law of Copyright, for Wal-Mart, and imposed a fine of 5,000 salary days in effect at March 2009. On August 24, 2015, Wal-Mart promoted a nullification lawsuit against this resolution. VBC has lodged statements as a third party in that proceeding for annulment.

On June 30, 2016, the Federal Court issued a judgment recognizing the authority of the IMPI’s resolution, which on August 23, 2016, Wal-Mart filed again a motion for protection against that judgment. On September 20, 2016, VBC promoted an adhesive motion to the judgement that recognize the resolution of the IMPI. In the opinion of the external advisors, the Tax Court will confirm the violation on trade matter, which at the date of the financial statements is pending of resolution.

Note 17 - New accounting pronouncements:

The following describes the MFRS D-5 issued by CINIF during December 2017, which will take effect in 2019.

MFRS D-5 “Leasing”. Establishes the valuation, presentation and disclosure standards for leasing through a single accounting model by the lessee. Requires the lessee to recognize from the beginning of the leasing: a) a leasing liability (rents payable at present value), and b) for that same amount, an asset called asset for right of use, which represents their right to use the underlying leased asset.

Modifies the presentation of the statement of cash flows, presenting payments to reduce leasing liabilities within financing activities. Likewise, modifies the recognition of leases on the way back by requiring the seller-lessee to recognize as a sale the rights transferred to the buyer-lessor which are not returned.

It is expected that the adoption of such rule will generate an effect on assets and liabilities of Ps37,387 considering a 12.1% rate for the present value of the future payments to be made. Likewise it is considered an inflation rate which amounts to 4.59%.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

Note 18 - Summary of significant differences between MFRS and U.S. Generally Accounting Accepted Principles (GAAP):

The Company’s consolidated financial statements have been prepared in accordance with MFRS, which differs in certain significant respects from U.S. Generally Accepted Accounting Principles. (U.S. GAAP). Such differences involve methods of measuring certain amounts shown in the consolidated financial statements, as well as additional disclosures required by U.S. GAAP and regulations of the Securities and Exchange Commission (SEC). Pursuant to Item 15 of Form 10K, this reconciliation does not include the disclosure of all information that would be required by U.S. GAAP and regulations of the SEC.

I.	Differences in measurement methods

a.
The figures of non-monetary line items at December 31, 2018 and 2017 are stated in historical Mexican pesos modified by the inflation effects up to December 31, 2007. Starting January 1, 2008, according to the provisions of MFRS B-10 “Inflation Effects”, the Company discontinued the recognition of inflation accounting as the Mexican economy is not an inflationary environment, since cumulative inflation has been below 26% (limit to define an economy as inflationary under MFRS). Under U.S. GAAP effects of inflation recognized under MFRS up to 2007 might not be recognized. The reconciliation does not include the reversal of the adjustments to the consolidated financial statements for the effects of inflation, because, as permitted by the SEC, it represents a comprehensive measure of the effects of price-level changes in the Mexican economy, and as such, is considered a more meaningful presentation than historical cost-based financial reporting for U.S. GAAP.

b.
The Company provides financing to related parties, for which interest is determined by using the nominal interest rate. In accordance with ASC 470 “Debt” the borrower’s periodic interest cost shall be determined by using the effective interest method considering in the determination of interest, the debt issuance costs, discounts and premium throughout the outstanding term of the loan using a constant interest rate.

c.
As mentioned in Note 3e, for MFRS the allowance for expected credit losses is determined considering the probability of default and the severity of the loss of accounts receivable based on the historical experience, current conditions and reasonable forecasts observed in their behavior. The impairment models are therefore currently fundamentally different between MFRS and U.S. GAAP as the impairment model used for U.S. GAAP is the incurred loss model.

The Company quantified the effects of the differences in the measurement methods explained above, and determined that the impact to the consolidated financial statements under U.S. GAAP derived from those differences was not significant neither to the statement of financial position (balance sheet), net income nor the stockholders’ equity; therefore a reconciliation of the balance sheet, net income and stockholders’ equity from MFRS to U.S. GAAP has not been presented for the years ended December 31, 2018, 2017 and 2016.

II.	Additional accounting policies under U.S. GAAP and reclassifications

a. Recording, functional and reporting currency

The recording, functional and reporting currencies of the Company, its subsidiaries and associates is the Mexican peso, therefore, no translation process was necessary.

b.	Impairment of accounts receivables for ticket sales

The Company evaluates the collectability of its accounts receivable based on a combination of factors.
Generally, it records specific allowances to reduce the amounts of the receivables recorded when a customer’s account matures beyond typical collection patterns, or the Company becomes aware of a

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

customer’s inability to meet its financial obligations.

The Company believes that the credit risk with respect to trade receivables is limited due to the significant diversification of its customers.

c.	Furniture and equipment - Impairment

The Company performs tests for possible impairment of furniture and equipment whenever events or circumstances change, such as a current period operating cash flow loss combined with a history of, or projected, operating cash flow losses or a significant adverse change in the manner in which the asset is intended to be used, which may indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the estimated undiscounted future cash flows related to the assets is compared with the carrying amount of those assets. If the carrying value is greater than the estimated undiscounted future cash flows, the cost basis of the asset is reduced to reflect its current fair value.

The Company uses various assumptions in determining the current fair market value of these assets, including future expected cash flows and discount rates and other fair value measures. Impairment loss calculations requires management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with the assumptions and judgments used in estimating future cash flows and asset fair values, the Company may be exposed to future impairment losses that could be material to our results of operations.

Furniture and equipment are stated at cost at date of acquisition. Depreciation is computed using the straight-line method over their estimated useful lives, which are as follows:

Computer and peripheral equipment - 3 years
Furniture and equipment - 10 years
Transportation equipment - 4 years

Leasehold improvements are depreciated over the shorter of the economic life or associated lease term assuming the Company exercises renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for asset renewal and improvements are capitalized.

d.	Intangibles

Definite-lived: are those which expected future economic benefits is limited by any legal or economic condition and are amortized on a straight line basis, based on the best estimate of their useful life and are subject to annual impairment testing when impairment indicators are identified.

The Company tests for possible impairment of definite-lived intangible assets whenever events or circumstances change, such as a current period operating cash flow loss combined with a history of, or projected, operating cash flow losses or a significant adverse change in the manner in which the asset is intended to be used, which may indicate that the carrying amount of the asset may not be recoverable. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair value.

The Company uses various assumptions in determining the current fair market value of these definite-lived intangible assets, including future expected cash flows and discount rates, as well as other fair value measures. Our

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

impairment loss calculations require us to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, the Company may be exposed to future impairment losses that could be material to our results of operations.

e.	Ticketing contract advances

Ticketing contract advances, represent amounts paid in advance to the Company’s clients pursuant to ticketing agreements, which are reflected as intangible assets with definite-life if the amount is expected to be recouped or recognized over a period of more than 12 months. Recoupable ticketing contract advances are generally recoupable against future royalties earned by the clients, based on the contract terms, over the life of the contract. Ticketing contract advances, are fixed additional incentives paid by the Company to secure exclusive rights with certain clients and are normally amortized over the life of the contract on a straight-line basis. Amortization of these ticketing contract advances is included in the statements of income.

f.	Revenue

a.	Revenue from commissions on ticket sales

Revenue from ticketing operations primarily consists of convenience and order processing fees charged at the time a ticket for an event is sold and is recorded on a net basis (net of the face value of the ticket). The Company delivers the face value of the tickets sold to the venue at which the event took place within two working days after the event occurs.

b.	Revenue recognition for services

The revenues from marketing services, commercialization of databases and other services are recognized in the accounting period in which the services are rendered.

III. Additional disclosure requirements

a.	Fair value measurements disclosures

ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Effective January 2010, the Company adopted new accounting guidance under ASC 820 that requires additional disclosures including, among other things, (i) the amounts and reasons for certain significant transfers among the three hierarchy levels of inputs, (ii) the gross, rather than net, basis for certain level 3 roll forward information, (iii) use of a “class” rather than a “major category” basis for assets and liabilities, and (iv) valuation techniques and inputs used to estimate level 2 and level 3 fair value measurements.

In addition, ASC 820-10 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The following instruments were recognized at fair value using the aforementioned hierarchy (mainly level 1):

Cash and cash equivalents: consist of cash in hand and money market funds. Fair values for cash equivalents are based on quoted prices in an active market.

Account receivables and account payables: The book value of the account receivables and accounts payables is similar to their fair value and corresponds to current account receivables and current accounts payable.

b.	Related-party transactions

Relationship with Operadora de Centros de Espectáculos, S. A. de C. V. (OCESA)

OCESA is an entity that has contracts with show centers and other venues, and maintain business relationships with VBC to give exclusive access for the ticketing operation.

Relationship with OCESA Presenta, S. A. de C. V. (OPRES)

OPRES is an entity that has contracts with show centers and other venues, and maintains business relationships with VBC to give exclusive access for the ticketing operation.

Relationship with Servicios Administrativos de Entretenimiento, S. A. de C. V. (SAE)

SAE provides administrative services to VBC.

Relationship with SAE Operación en Eventos, S. A. de C. V. (SOE)

SOE provides administrative services to VBC.

Key Management compensations

The Company does not have employees, as mentioned before; these services are provided by related parties and are considered in Note 8 to the financial statements.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

c.	Intangible and other assets:
Intangible assets at December 31, 2018 and 2017 are as follows:

	December 31,
Definite-lived Intangible assets	2018 *		2017

Ticketing contracts - Gross	Ps	30,555	Ps	26,918
Non-compete agreement - ETK (a)		5,600		5,600
Accumulated amortization (b)		(28,612)		(24,158)
Software EDB-Ticket - Gross		10,140		6,716
E-Ticket Brand (c)		1,900		1,900
Accumulated amortization (d)		(5,408)		(4,204)

Total intangible assets		14,175		12,772

Leasehold improvements - Gross		—		—
Accumulated amortization		—		—
Other		580		1,728

Total	Ps	14,755	Ps	14,500
* Not covered by auditor’s report

(a)	It is amortized since 2016 for 5 years with an amortization rate of 20% per year.

(b)	Includes ticketing contracts and non-compete agreement amortization.

(c)	It is amortized since 2016 for 10 years with an amortization rate of 10% per year.

(d)	Includes software EDB-Ticket and E-Ticket brand amortization.

Amortization of definite-lived intangible assets and leasehold improvements for the years ended December 31, 2018, 2017 and 2016 was Ps 5,245 Ps 4,575 and Ps 7,555 respectively.

There were no additions in 2018 and 2017 to definite-lived intangible assets from acquisitions.

The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets outstanding as of December 31, 2018 (not covered by auditor’s report):

Amortization
	2019	Ps	5,214
	2020		4,244
	2021		2,457
	2022		1,457
	2023		803

Indefinite-lived intangibles

The Company does not have indefinite-lived intangible assets at December 31, 2018 and December 31, 2017.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

Management signed a non-compete agreement with the owners of the non-controlling interest; the contract will be effective only if the non-controlling interest determines to sell their ownership of the Company. Since Management did not have elements to determine when the contract will be effective, since 2016 this agreement is considered as definitive-lived intangible asset, see Notes 3h and 10.

The Company tests for possible impairment of intangible assets on at least an annual basis. There was no impairment charge on these assets recorded for the year ended December 31 2018, 2017 and 2016.

d.	Gross versus net presentation of revenue

As mentioned in note 3p, the Company reports revenue on a gross or net basis based on management’s assessment of whether the Company acts as a principal or agent in the transaction.

Until December 31, 2017, revenue associated with fees charged to clients to cover bank commissions for the use of credit cards was presented on a gross basis. However, as of January 1, 2018, with the adoption of the new accounting standards, according to Note 3p, the Company presents revenues and costs in a net manner without restating comparative figures of 2017 and 2016 in accordance with the transitional provisions in MFRS.

For the years ended December 31 2017 and December 31, 2016, a reclassification is considered in the analysis below to present costs of bank commissions net of the relating revenue:

	Year Ended December 31,
	2017		2016

Revenue as reported under MFRS	Ps	1,081,030	Ps	905,903
Reclassification from Cost of Services (1)		(133,129)		(110,615)
Revenue under US GAAP	Ps	947,901	Ps	795,288

(1)
Bank commissions paid for the sale of tickets with credit cards are recovered as part of the price of the services. Amounts paid are recognized within the Cost of Services and amounts charged to clients for this concept are recognized as revenue on a gross basis. The reclassification is to present the amount paid for bank commissions net of the amounts recognized for credit card recovery.

As mentioned before, according to Note 3p, the Company accounting policy for MFRS in 2018 is to present the revenues and costs for bank commissions in a net manner and therefore, there is no GAAP difference for 2018.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2018 and 2017

The analysis of deferred tax assets and deferred tax liabilities is as follows:

	December 31,
	2018 *		2017
Deferred taxes included within:

Assets:
Furniture & equipment	Ps	(1,352)	Ps	2,618
Accruals		5,774		9,556
Allowance for doubtful accounts		—		—

Total deferred tax assets		4,422		12,174

Liabilities:
Cost of future events		2,243		5,221
Intangible and other assets		—		(380)

Total deferred liabilities		2,243		4,841

Net deferred income taxes	Ps	6,665	Ps	17,015
* Not covered by auditor’s report.

e.	Commitments and contingent liabilities

As of December 31, 2018 (not covered by auditor’s report), the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year consist of the following:

		Non-cancelable Operating Leases
2019	Ps	20,331
2020		21,185
2021		22,075
2022		22,958
2023		23,876

Total	Ps	110,425

The accompanying eighteen notes are an integral part of these financial statements, which were authorized for issuance on June 28, 2019, by the undersigned officers.

George Gonzalez     Jorge López de Cárdenas Ramírez
Managing Director    Administrative and Finance Director